                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14a-6(c)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                       ST. JOSEPH LIGHT & POWER COMPANY
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                        ST. JOSEPH LIGHT & POWER COMPANY
                       520 FRANCIS STREET, P. O. BOX 998,
                        ST. JOSEPH, MISSOURI 64502-0998

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 17, 1995

                               ------------------

     The Annual Meeting of Shareholders of St. Joseph Light & Power Company will be held at The Albrecht-Kemper Museum of Art, 2818 Frederick Avenue, St. Joseph, Missouri, at 9 o'clock A.M., local time, on May 17, 1995 for the following purposes:

    (1) To elect three Class II directors to serve until the 1998 Annual Meeting of Shareholders and until their successors have been elected and qualified;

    (2) To approve the appointment of Arthur Andersen L.L.P. as independent auditors for 1995; and

    (3) To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of Common Stock of record at the close of business on April 3, 1995 are entitled to notice of and to vote at the meeting or any adjournments thereof.

     YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED.

                                            By Order of the Board of Directors:

                                                          GARY L. MYERS
                                                            Secretary

St. Joseph, Missouri
April 7, 1995

                        ST. JOSEPH LIGHT & POWER COMPANY
                       520 FRANCIS STREET, P. O. BOX 998,
                        ST. JOSEPH, MISSOURI 64502-0998

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 17, 1995

     The accompanying proxy is solicited by the Board of Directors of St. Joseph Light & Power Company and is for use at the Annual Meeting of Shareholders on May 17, 1995 and any adjournments thereof. This proxy statement and the form of proxy will be first sent or given to shareholders on or about April 7, 1995.

     A shareholder who executes a proxy may revoke it at any time before it is voted by giving written notice of the termination thereof to the Secretary of the Company, by executing a proxy bearing a later date or by attending the meeting and revoking the proxy by verbal or written notice to the Secretary. Proxies in the accompanying form, properly executed and received by the Company prior to the meeting and not revoked, will be voted as directed therein on all matters presented at the meeting. In the absence of a specific direction from the shareholder, proxies will be voted for the election of the named Class II director nominees, and for the approval of Arthur Andersen L.L.P. as independent auditors. The Board of Directors does not know of any other matters to be brought before the meeting; however, if other matters should properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon at their discretion.

     The solicitation will be made primarily by mail, but shareholders may be solicited personally or by telephone by employees or agents of the Company who will not receive special compensation for such services. All costs of soliciting proxies will be borne by the Company. Upon request, brokers and nominees will be reimbursed for reasonable out-of-pocket expenses incurred by them in forwarding proxy material to beneficial owners of the Company's Common Stock.

     The Board of Directors has fixed the close of business on April 3, 1995 as the record date for the determination of shareholders of the Company entitled to receive notice of and to vote at the Annual Meeting of Shareholders on May 17, 1995 and any adjournments thereof. As of April 3, 1995, 3,906,369 shares of Common Stock were outstanding and entitled to vote. Each such share is entitled to one vote on all matters brought before the meeting. Any shares held in the Automatic Dividend Reinvestment and Optional Cash Payment Plan will be voted in accordance with the direction given on the proxy.

                               VOTING INFORMATION

     The affirmative vote of a plurality of the shares entitled to vote in the election of directors and represented in person or by proxy at the meeting is required to elect the Class II directors. Accordingly, if a quorum is present, the three persons receiving the greatest number of votes will be elected to serve as Class II directors. Withholding authority to vote for a director nominee will not prevent such nominee from being elected.

     For each matter other than the election of directors, if a quorum is present, the affirmative vote of a majority of the shares entitled to vote on such matter and represented in person or by proxy at the meeting is required for approval. Accordingly, an abstention with respect to such matter will be treated as a vote against such matter.

     If a proxy is marked to indicate that all or a portion of the shares represented by such proxy are not being voted with respect to one of the matters to be considered at the meeting, such non-voted shares will not be considered present and entitled to vote on such matter. Accordingly, non-voted shares with respect to a matter will not affect the outcome of such matter.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

INFORMATION ABOUT NOMINEES FOR DIRECTOR
AND CONTINUING DIRECTORS

     The Restated Articles of Incorporation (the "Articles") of the Company provide that members of the Company's Board of Directors shall be divided into three classes with each Class term to be for three years. The terms of the three directors in Class II expire at the 1995 Annual Meeting.

     The Board of Directors, upon the recommendation of its Nominating Committee, has nominated Messrs. John P. Barclay, Jr., William J. Gremp and David W. Shinneman for election to the Board of Directors to serve as members of Class II until the 1998 Annual Meeting of Shareholders and upon election and qualification of their successors. Messrs. Barclay and Shinneman are presently members of the Board. Mr. Barclay was elected to the office by vote of the shareholders while Mr. Shinneman was appointed by the Board of Directors in July 1994 to fill the vacancy created by the resignation of Mr. J. Douglas Esson. Mr. Gremp is nominated to fill the upcoming vacancy of Michael A. Conway who has chosen to not seek re-election. Mr. Conway, age 48, has been Senior Vice President and Senior Investment Officer of Aon Corporation, an insurance and financial services company, since 1990 and has served as a director of the Company since 1992.

     All proxies will be voted for the nominees below to serve as Class II directors, unless authority to do so is withheld. If a nominee becomes unavailable for election to the Board of Directors, the proxies will be voted for the election of a substitute nominee designated by the Board of Directors.

     The following information is supplied for each person nominated for election as a director, as well as each person whose term of office as a director will continue after the meeting. Each nominee and continuing director has been engaged in his principal occupation for at least the last five years unless otherwise noted.

                                                                                                        DIRECTOR
                                                                                                       CONTINUOUSLY
NAME AND PRINCIPAL OCCUPATION                                                                AGE          SINCE
- -----------------------------                                                                ---       -----------
CLASS II--NOMINEES FOR TERM EXPIRING IN 1998:

  John P. Barclay, Jr...............................................................          65           1974
     Chairman, President and Chief Executive Officer, Wire Rope Corporation of
     America, Inc. (manufacturer and distributor of wire rope and wire rope products), St. Joseph, Missouri.

  William J. Gremp..................................................................          52
     Manager and Managing Director, Global Power Division, The Chase Manhattan Bank,
     N.A., New York, New York.

  David W. Shinneman................................................................          56           1994
     President, Shinneman Management Company (owning and operating McDonald's restaurants), St. Joseph, Missouri.

CLASS I--CONTINUING DIRECTORS FOR TERM EXPIRING IN 1997:

  Daniel A. Burkhardt...............................................................          47           1988
     General Partner, The Jones Financial Companies (investment banking and retail securities firm), St. Louis, Missouri. Director: Essex County Gas Company,
     Amesbury, Massachusetts; Galaxy Cablevision Management, Inc., Sikeston,
     Missouri; Mid-America Realty Investments, Inc., Omaha, Nebraska; CIP
     Management, Inc., St. Louis, Missouri.; Southeastern Michigan Gas Enterprises,
     Port Huron, Michigan.

  James P. Carolus..................................................................          44           1989
     President and Chief Executive Officer, Hillyard Industries, Inc. (manufacturer of maintenance cleaning products), St. Joseph, Missouri.

  Terry F. Steinbecker..............................................................          49           1985
     President and Chief Executive Officer of the Company, St. Joseph, Missouri.

CLASS III--CONTINUING DIRECTORS FOR TERM EXPIRING IN 1996:
  Richard M. Burridge...............................................................          66           1987
     President, The Burridge Group Inc. (money manager), Chicago, Illinois.
     Director: Computer Access, Intl., Denver, Colorado; Fort Dearborn Income
     Securities, Chicago, Illinois; Lincoln National Income Fund, Chicago, Illinois;
     Lincoln National Convertible Fund, Chicago, Illinois; Lincoln Advisor Funds,
     Inc., Fort Wayne, Indiana; Cincinnati Financial Corp., Cincinnati, Ohio.

                                                                                                        DIRECTOR
                                                                                                       CONTINUOUSLY
NAME AND PRINCIPAL OCCUPATION                                                                AGE          SINCE
- -----------------------------                                                                ---       ------------
  Robert L. Simpson.................................................................          61           1983
     Consultant, Hawthorn Financial Corporation doing business as Burnham Colman
     McMurray & Hatten (insurance brokers), St. Joseph, Missouri since 1993 and
     General Partner, St. Joseph Riverboat Partners (riverboat casino), St. Joseph,
     Missouri since 1994. President, Hawthorn Financial Corporation from 1990 to
     1993.

  Gerald R. Sprong..................................................................          61           1976
     President and Chief Executive Officer, The Morris Plan Company of St. Joseph
     (financial management and lending), St. Joseph, Missouri, and Director,
     President and Chief Executive Officer, First Savings Bank, F.S.B., Manhattan,
     Kansas, since 1990. President and Chief Executive Officer of Ameribanc, Inc.,
     St. Joseph, Missouri from 1985 to October 1990.

- ---------
     The Company has transactions in the ordinary course of business with firms, including borrowings from banks, in which various members of its Board of Directors hold directorships.

COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

     The Executive Committee was established in January 1987 and has held no meetings to date. The Executive Committee is empowered generally to act on any item upon which the full Board may act with the exception of the declaration of dividends. Messrs. Barclay, Carolus, Simpson, Sprong and Steinbecker comprise the Executive Committee.

     The Audit Committee reviews the work of the independent auditors. Its functions are to: recommend to the Board of Directors independent auditors to be selected; discuss with the independent auditors the scope and results of their audit; discuss with the independent auditors and management the Company's accounting principles, policies and practices and its reporting policies and practices; and discuss with the independent auditors and internal auditors the adequacy of the Company's internal accounting controls and the Company's financial matters. The Audit Committee held two meetings in 1994. Messrs. Barclay, Burkhardt, Conway, and Sprong comprise the Audit Committee.

     The Compensation Committee reviews management's evaluation of the performance of Company officers and officers' compensation arrangements; recommends to the Board at each annual meeting of the Board a slate of officers to be elected for the following year and the compensation level of each; and recommends the compensation to be paid to outside directors for the following year. The Compensation Committee held four meetings in 1994. Messrs. Burridge, Carolus, Shinneman and Simpson comprise the Compensation Committee.

     The Nominating Committee establishes criteria and procedures for the election of directors; reviews management's evaluation of any officers proposed for nomination to the Board; reviews the qualifications of and, when necessary and appropriate, interviews candidates who may be proposed for nomination; recommends to the full Board not less than 90 days prior to each Annual Meeting of Shareholders directors to be elected at such Annual Meeting of Shareholders; recommends to the Board any changes in the structure, size or function of the Board as such Committee deems appropriate; and performs such other duties in connection with the election or termination of directors as the Board may request. The Nominating Committee held three meetings in 1994. Although the Committee does not actively solicit recommendations from shareholders, the Board of Directors has adopted procedures whereby shareholders may nominate candidates for positions on the Board of Directors. These procedures are contained in the Company's Bylaws and, among other requirements contained therein, require the shareholder making the nomination to do so in writing to the Company's corporate secretary at least 30 days but no more than 90 days prior to the anniversary date of the record date for the determination of shareholders entitled to vote in the immediately preceding annual meeting of shareholders. Any nomination made in accordance with such procedures will be considered by the Committee. Messrs. Barclay, Burkhardt, Simpson and Sprong comprise the Nominating Committee.

     All outside directors are compensated for services as a director at the rate of $1,000 per month plus $600 for each board meeting attended. In addition, each outside director receives $600 for attendance at each meeting of a board committee of which he is a member. The Board of Directors held six regular meetings in 1994. During 1994, all members of the Board of Directors attended at least 75 percent of the aggregate number of meetings of the Board and of meetings of Committees on which they served. Mr. Shinneman, however, due to an oversight, did not timely file on Form 4 with the SEC a purchase of 50 shares of Company Common Stock in December, 1994. In addition, each member of the Board of Directors entered into an Indemnification Agreement effective December 1, 1993 (Mr. Shinneman's was effective July 20, 1994). Each agreement provides for indemnification of the director in the event of settlement of a claim or lawsuit arising out of the performance of the respective director's duties.

                        SECURITY OWNERSHIP OF DIRECTORS
                             AND EXECUTIVE OFFICERS

     The following table indicates beneficial ownership of the Company's Common Stock as of April 3, 1995 of directors, nominees for director and executive officers named in the Summary Compensation Table below and directors and executive officers as a group.

                               AMOUNT AND NATURE OF
NAME                          BENEFICIAL OWNERSHIP (1)    PERCENT OF CLASS
- ----                          ------------------------    ----------------
John P. Barclay, Jr.                       450                    (2)
Daniel A. Burkhardt                        457                    (2)
Richard M. Burridge                      1,500                    (2)
James P. Carolus                           413                    (2)
Michael A. Conway                          500                    (2)
William J. Gremp                             0                    (2)
G. L. Myers                              3,036                    (2)
David W. Shinneman                         150                    (2)
Robert L. Simpson                        1,500                    (2)
R. L. Slater                             7,946                    (2)
Gerald R. Sprong                         3,004                    (2)
T. F. Steinbecker                        7,785                    (2)
L. J. Stoll                              6,037                    (2)
John A. Stuart                           1,450                    (2)
D. V. Svuba                              3,953                    (2)
All directors and executive                                       (2)
  officers as a group                   37,851

- ---------
(1) In each case, the individual and each member of the group has sole voting and investment discretion with respect to the shares beneficially owned by such individual or member.

(2)  Less than one percent.

EXECUTIVE COMPENSATION

     The following table sets forth compensation information of the President and Chief Executive Officer and the four other most highly compensated executive officers during 1994 (the "named executive officers").

                                           SUMMARY COMPENSATION TABLE
                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                  ANNUAL COMPENSATION              AWARDS
                                           --------------------------------    --------------
                                                                                 RESTRICTED
               NAME AND                                                            STOCK             ALL OTHER
          PRINCIPAL POSITION               YEAR     SALARY ($)    BONUS ($)    AWARDS ($) (A)    COMPENSATION ($) (B)
          ------------------               ----     ----------    ---------    --------------    --------------------
T. F. Steinbecker                          1994       $194,700      $51,109         $19,479            $4,656
  President and Chief Executive            1993        191,522            0          41,756             4,610
  Officer                                  1992        182,218            0          39,840             2,271

G. L. Myers                                1994        100,900       21,000           6,005             3,306
  General Counsel & Secretary              1993         97,700            0          13,651             3,225
                                           1992         91,490            0          12,704             2,810

R. L. Slater                               1994        124,300       26,103           9,351             5,836
  Vice President--Administration           1993        122,460            0          20,915             5,780
                                           1992        117,376            0          19,968             5,487

L. J. Stoll                                1994        122,000       25,620           9,172             3,966
  Vice President--                         1993        118,742            0          19,893             3,868
  Finance, Treasurer & Assistant           1992        110,411            0          18,464             3,378
  Secretary

D. V. Svuba                                1994        115,000       24,150           8,634             4,314
  Vice President--Power Supply             1993        111,891            0          18,761             4,220
                                           1992        103,371            0          17,088             3,475

- ---------
(A) A total of 2,883 restricted shares was awarded to officers and certain key employees on March 15, 1994 in accordance with the Restricted Stock Plan adopted by the Company's shareholders at the 1992 Annual Meeting. Each award vests one-third of the total each year after the date of grant with total vesting occurring at the 3-year anniversary. As of December 31, 1994, the value and number of restricted shares held by the named executive officers was as follows: $52,155 for Mr. Steinbecker--1,830 shares;
     $16,616 for Mr. Myers--583 shares; $25,736 for Mr. Slater--903 shares; $24,596 for Mr. Stoll--863 shares; and $23,085 for Mr. Svuba--810 shares, without giving effect to the diminution of value attributable to the restrictions on such shares. The amount reported in the table represents the market value of the shares at the date of grant. Dividends are paid on restricted shares at the same rate and at the same time as on shares of Common Stock.

(B) The amounts shown in this column for the last fiscal year are derived as follows: Mr. Steinbecker--$522 Company-paid term life insurance premium in excess of $50,000 group term amount and $4,134 Company-paid 401(k) Plan match; Mr. Myers--$306 Company-paid term life insurance premium in excess of $50,000 group term amount and $3,000 Company-paid 401(k) Plan match; Mr. Slater--$2,106 Company-paid term life insurance premium in excess of $50,000 group term amount and $3,730 Company-paid 401(k) Plan match; Mr. Stoll--$306 Company-paid term life insurance premium in excess of $50,000 group term amount and $3,660 Company-paid 401(k) Plan match; Mr. Svuba--$864 Company-paid term life insurance premium in excess of $50,000 group term amount and $3,450 Company-paid 401(k) Plan match.

     The following table sets forth the number of shares of restricted stock, including the value thereof as of January 1, 1994, which are subject to Stock Awards granted in 1994 for the First Performance Cycle under the Plan.

                       LONG-TERM INCENTIVE PLANS--AWARDS
                              IN LAST FISCAL YEAR

                                                      ESTIMATED FUTURE
                                  PERFORMANCE OR          PAYOUTS
                                      OTHER           UNDER NON-STOCK
                       NUMBER      PERIOD UNTIL      PRICE-BASED PLANS
                         OF       MATURATION OR    ---------------------
      NAME            SHARES(1)       PAYOUT       THRESHOLD     MAXIMUM
      ----            ---------   --------------   ---------     -------
T.F. Steinbecker        2,032        3 Years         2,032        4,064
G.L. Myers                696        3 Years           696        1,392
R.L. Slater               865        3 Years           865        1,730
L.J. Stoll                849        3 Years           849        1,698
D.V. Svuba                800        3 Years           800        1,600

- ---------
(1) For each Stock Award, a Threshold Goal for each participant is established by applying a formula of 30 percent of base pay in the case of the President, 20 percent for all other officers and up to 20 percent for each key employee. This product is then converted to number of shares of Common Stock by dividing this product by the closing price of the Common Stock as of the first business day of a Performance Cycle. At the end of a Performance Cycle, the Company's Total Shareholder Return will be compared to that of the peer group and the amount of a Stock Award which is earned, if any, will be determined based on the Company's "Percentile Performance" measured against the peer group. The percentage of the Threshold Goal for a participant which is earned will range from (i) 0 percent (no payout) if the Company's percentile ranking of its Total Shareholder Return is less than the 50th percentile to (ii) 200 percent if the Company's percentile ranking of its Total Shareholder Return is at the 80th percentile or greater.

     The following table shows estimated annual pension benefits payable to the named executive officers under the Company's non-contributory defined benefit pension plan (the "Pension Plan") and the Supplemental Retirement Plan:

                           PENSION PLAN TABLE

                                    YEARS OF SERVICE
                  -------------------------------------------------------
REMUNERATION        15          20          25          30          35
- ------------      -------     -------     -------     -------     -------
    $100,000      $75,000     $75,000     $75,000     $75,000     $75,000
     125,000       93,750      93,750      93,750      93,750      93,750
     150,000      112,500     112,500     112,500     112,500     112,500
     175,000      131,155     131,250     131,250     131,250     131,250
     200,000      148,109     150,000     150,000     150,000     150,000
     225,000      165,064     168,750     168,750     168,750     168,750
     250,000      187,500     187,500     187,500     187,500     187,500

     Directors who are not employees of the Company are excluded from participating in the Pension Plan and Supplemental Retirement Plan.

     Covered compensation is salary and includes substantially all compensation shown in the salary column of the Summary Compensation Table. The pension benefits shown above assume retirement at age 65 in 1994 and that the retiree has elected a 50 percent qualified joint and survivor benefit and the spouse is age 63. The pension benefits shown above are not subject to any deduction for social security benefits received by employees or for any other offset amounts, except as noted in the next paragraph.

     The Supplemental Retirement Plan provides executive officers of the Company a supplement to the benefits payable under the Pension Plan as limited by the Internal Revenue Code up to the amount, which when aggregated with payments made from the Pension Plan and Social Security benefits would equal a maximum of 75 percent of the benefit otherwise payable under the Plan without the limitations of the Code calculated on the basis of the officer's final annual salary. Benefits are calculated at three percent per year of final annual salary up to a maximum of 25 years of service. The Supplemental Retirement Plan also provides that in the event of a change in control of the Company generally defined as, subject to certain exceptions, the acquisition by an entity of 20 percent or more of the outstanding Common Stock of the Company, a change in the majority of the individuals who comprise the Board of Directors or approval by the shareholders of a merger of the Company or sale of substantially all of its assets, a participant will be credited with three additional years of service (with total credited years not to exceed 25). At December 31, 1994, Messrs. Steinbecker, Myers, Slater, Stoll and Svuba had 20, 15, 16, 20 and 28 years, respectively, of service.

     Messrs. Steinbecker, Myers, Slater and Stoll entered into employment contracts with the Company on January 17, 1986. These contracts were amended effective December 1, 1990 and a contract entered into on the same date with Mr. Svuba, who was elected an officer on December 1, 1990. Each amended contract and in the case of Mr. Svuba, the new contract, contains a three-year term and automatically renews for annual renewable one-year terms unless terminated by either party prior to its expiration date, which termination in the case of the Company requires 30 months notice to the employee. The Company is required to pay each named executive officer his unpaid salary (plus provide standard benefits for a three-year period) for the remainder of a contract term if he is terminated from employment for any reason other than "for cause". In addition, the Company is also required to pay a "gross up" amount, equal to any Federal excise tax levied or deemed owed, to each individual if a payment under the contract triggers such an excise tax. Compensation in each case is a specified minimum generally at the salary level shown in the Summary Compensation Table and salary adjustments may be made at the discretion of the Board of Directors. Based on the contracts' terms, the required termination notice and the compensation currently payable under the existing employment contracts, the maximum amounts which would be presently payable in the event of termination to Messrs. Steinbecker, Myers, Slater, Stoll and Svuba would be approximately $519,200, $266,667, $331,456, $325,344 and $306,656, respectively. In addition, the above contracts were amended on November 17, 1993 to provide for indemnification to the executive officers in the event of settlement of a claim or lawsuit against the executive arising out of the performance of his corporate duties. Messr. John P. Stuart, Jr., became Vice President-Engineering and Construction effective May 18, 1994 and entered into an employment contract with provisions similar to the ones noted above. Mr. Stuart is also covered under a supplemental retirement plan.

REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee (the "Committee") recognizes that competent, highly motivated employees are critical to the continuing success of the Company. The Company's salary administration program is key to retention, attraction, motivation and reward of high quality employees which translates directly into success for all Company constituencies as outlined in its mission statement--shareholders, customers, communities and employees.

     This salary administration program covers all salaried employees. The program is administered by the Human Resources department and is revised and updated taking into account national and local economic factors and the job markets for specific job classifications. The program's key components include a classification and grading system for every salaried Company position and an objective measurement of individual job performance through a formal performance appraisal.

REVIEW OF MANAGEMENT COMPENSATION

     The Committee retained The Wyatt Company, an internationally known benefits and compensation consulting firm, in July 1993 to review management's compensation package and, specifically, its reasonableness and competitiveness. The Committee met on several different occasions with representatives of The Wyatt Company and received Wyatt's final report in March 1994.

     It recommended that the current benefits package and the structure by which performance is established and measured be retained but that greater emphasis be placed on pay for performance.

     The Committee agrees with the Wyatt study. It feels that to further promote and enhance shareholder value, greater emphasis should be placed on both short-term performance measured by "return on equity," and expense control and longer term "total shareholder return." The Committee, as a result, recommended to the Board of Directors adoption of a short-term cash bonus plan for Company officers and key managers for 1994 and beyond. This short-term plan was adopted by the full Board at its March 16, 1994 meeting effective for plan year 1994. The plan design calls for comparisons and rewards of up to 25 percent of salary based on the Company's objective performance in the areas of "return on equity" and expense control, with each factor weighted equally. Any awards would be subject to modification pursuant to an objective ratepayer protection provision. Also, no award shall be made for a plan year in which the total dividends per share payable on the Common Stock are not equal to or greater than dividends per share for the prior plan year.

     The Committee also recommended termination of the Company's Restricted Stock Plan which it felt was a hybrid of short and long-term goals. The Committee recommended a new, Long-Term Incentive Plan ("LTIP") which would establish incentive awards of restricted stock. The LTIP compares the Company's total shareholder return (Common Stock appreciation/depreciation plus dividends) over a three-year cycle to the "Edison Electric Institute Index of Investor-Owned Electrics." For an award to be earned, the Company must achieve a 50 percentile ranking or better against its peers for a three-year performance cycle and the total shareholder return for the cycle must be positive. The LTIP was adopted by the shareholders at the May 18, 1994 Annual Meeting of Shareholders.

     The Committee further agrees that the Company's present salary administration program is sound and serves the shareholder well.

1994 PERFORMANCE APPRAISAL AND SALARY DETERMINATION

     The Committee meets annually with the president in regard to individual performance plans and appraisals and makes salary adjustments for the officer group. This meeting has traditionally been held in March of each year. The Committee, as a part of this process, takes into account the Company's overall financial health and performance for the preceding fiscal year.

     In regard to the president's compensation, the Committee makes an evaluation annually within the framework of the Company's salary administration program and makes adjustments accordingly. This was the methodology used for the last fiscal year.

     The Committee examined the Company's mission statement and strategic plan to determine if the Company's objectives and goals were met for 1994. Such objectives and goals contained in the Company's strategic plan include items such as return on equity and increase in dividend. The Company's stock performance and earnings and expense control were also considered. The Committee also considered major challenges faced by the Company during 1994, such as the December ice storm, work load, community service by the president, customer and employee satisfaction as evidenced by Company surveys, as well as other subjective factors. Based on the president's performance and the factors outlined above, the Committee assigned a grade. The Committee did not assign a weight to any of the objectives, goals or other factors considered by the Committee when evaluating 1994 performance. Following this appraisal process, the Committee met with the president for discussion.

CASH AWARDS FOR 1994

     The Committee also considered cash awards to the officers in accordance with the Short-Term Bonus Plan (the "Plan") approved by the Board of Directors in March 1994 as recommended by Wyatt. Cash awards to officers and other key Company employees of up to 25 percent in the case of the President, 20 percent for all other officers and 6 percent for all other covered employees are earned if certain objective performance levels are attained. These performance levels are measured against two equally weighted performance criteria, return on equity and controllable expenses. The Plan also encompasses an objective ratepayer protection provision that compares the Company's residential electric rates to a peer group consisting of utilities participating in the Missouri Valley Electric Association (MVEA). In addition, no award shall be made for a plan year in which the total dividends per share payable on the Common Stock are not equal to or greater than dividends per share for the prior plan year. The Committee examined the performance criteria in regard to the incentive award formula and made its awards accordingly. With respect to cash awards made for 1994, the Company met its targets for return on equity and controllable expenses. Further, the Company increased its Common Stock dividend rate per share during the year. As a result, a maximum award was made for each covered employee. Each award was then adjusted in accordance with the ratepayer protection factor contained in the Plan. This factor for 1994 was
1.05 which corresponds to the Company's second to the lowest ranking of average residential rates as compared with the other MVEA companies. In regard to the President, this award equalled $51,109.

     Only one of the companies participating in the MVEA is included in the S&P Utilities Index as set forth in the performance graph. The MVEA companies were selected because, for purposes of the Plan, the Company believes a smaller peer group comprised of utilities in the same region as the Company would better reflect the weather and economic conditions facing the Company, resulting in a more accurate basis on which to measure short-term performance. The Company believes that shareholders consider a broader array of utilities when making investment decisions. Accordingly, for purposes of the performance graph, the S&P Utilities Index is utilized.

STOCK AWARDS FOR 1994

     In addition, the Committee had considered at its March 1994 meeting stock awards to the officers in accordance with the Restricted Stock Plan (the "Stock Plan") approved by the shareholders at the 1992 Annual Meeting of Shareholders. The features of the Stock Plan were similar to the provisions of the new Short-Term Bonus Plan discussed in the preceding paragraphs. As noted above and as recommended by the Wyatt Study, the Stock Plan was terminated in March 1994. The 1994 awards for Plan year 1993 were the final awards made under the Stock Plan. In regard to the President, this award equalled 652 shares. These will vest at a rate of one-third of the total award each anniversary year of the award over a three year period.

     The Committee believed that return on equity and controllable expenses were better addressed in a short-term cash bonus plan while overall stock performance would be better considered in the LTIP. The LTIP was therefore recommended by the Board of Directors in March 1994 and adopted by the shareholders at the May 18, 1994 Annual Meeting of Shareholders. It establishes overlapping three year performance cycles (the first cycle running from January 1, 1994 to December 31, 1996, the second cycle from January 1, 1995 to December 31, 1997 and so on) with the stock awards granted on the first day of a performance cycle. These awards are not earned, however, until the Company's total shareholder return is measured against a peer utility group (the EEI 100 Index of Investor-Owned Electrics) and determined on the basis of its percentile ranking. The Company officers are currently the only group eligible to participate and the earning of the first awards will not be considered generally until March 1997.

     For each Stock Award, a Threshold Goal for each participant is established by applying a formula of 30 percent of base pay in the case of the President, 20 percent for all other officers and up to 20 percent for each key employee. This product is then converted to number of shares of Common Stock by dividing this product by the closing price of the Common Stock as of the first business day of a Performance Cycle. At the end of a Performance Cycle, the Company's Total Shareholder Return will be compared to that of the peer group and the amount of a Stock Award which is earned, if any, will be determined based on the Company's "Percentile Performance" measured against the peer group. The percentage of the Threshold Goal for a participant which is earned will range form (i) 0 percent (no payout) if the Company's percentile ranking of its Total Shareholder Return is less than the 50th percentile to (ii) 200 percent if the Company's percentile ranking of its Total Shareholder Return is at the 80th percentile or greater.

     In conclusion, the Committee believes that compensation approved by the Committee should be a reasonable and deductible expense of the Company. Further, the Committee affirms its commitment to the retention and recruitment of a highly motivated, competent work force and its integral role in the continuing success of the Company. The Committee believes that this commitment is being met.

                                                 Respectfully submitted,

                                                 The Compensation Committee:
                                                 Richard M. Burridge
                                                 James P. Carolus
                                                 David W. Shinneman
                                                 Robert L. Simpson

CUMULATIVE TOTAL SHAREHOLDER RETURN

     The following line graph depicts information on total shareholder return over the last five years.



                             [GRAPH APPEARS HERE]
                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
 AMONG ST. JOSEPH LIGHT & POWER CO., S&P 500 INDEX, S&P UTILITIES AND EEI 100

Measurement period      ST. JOSEPH LIGHT
(Fiscal year Covered)   & POWER CO.         S&P 500       S&P UTILITIES    EEI 100
- ---------------------   ----------------    -------       -------------    -------
Measurement PT -
12/31/89                $100                $100                $100            $100
FYE 12/31/90            $126.10             $ 96.90          $ 97.40         $101.37
FYE 12/31/91            $160.02             $126.36          $111.72         $130.64
FYE 12/31/92            $170.90             $135.96          $120.77         $140.59
FYE 12/31/93            $152.10             $149.69          $138.16         $156.22
FYE 12/31/94            $159.19             $151.68          $120.18         $138.15


                                   PROPOSAL 2
                            APPOINTMENT OF AUDITORS

     The firm of Arthur Andersen L.L.P. has audited the accounts of the Company since 1945. The firm has been recommended by the Board of Directors to serve as independent auditors for the year 1995 following the favorable recommendation of the Audit Committee.

     A representative of Arthur Andersen L.L.P. is expected to be present at the shareholders' meeting. Such representative may make a statement and is expected to be available to respond to appropriate questions.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

                      SUBMISSION OF SHAREHOLDER PROPOSALS
                          FOR THE 1996 ANNUAL MEETING

     In order to be considered for inclusion in the Company's proxy materials for the 1996 Annual Meeting of Shareholders, shareholder proposals must be received by the Company, 520 Francis Street, P. O. Box 998, St. Joseph, Missouri 64502-0998, Attention: Office of the Corporate Secretary, no later than December 8, 1995.

                                 OTHER MATTERS

     ANYONE OWNING COMMON STOCK OF THE COMPANY AT THE RECORD DATE FOR THIS MEETING OR WHO SHALL IN GOOD FAITH REPRESENT TO THE COMPANY THAT HE WAS A BENEFICIAL OWNER OF COMMON STOCK ON SUCH DATE MAY, UPON WRITTEN OR ORAL REQUEST, OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY DIRECTING SUCH REQUEST TO THE OFFICE OF THE SECRETARY, 520 FRANCIS STREET, P. O. BOX 998, ST. JOSEPH, MISSOURI 64502-0998 [TELEPHONE (816) 233-8888].

     The Company knows of no other matters to be brought before the meeting. The enclosed form of proxy gives the proxies named therein discretionary authority to vote on any other matters properly presented at the meeting or any adjournments thereof.

     YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND PROMPTLY RETURN IN THE ENVELOPE PROVIDED.

                                             By Order of the Board of Directors:

                                                        GARY L. MYERS
                                                          Secretary

St. Joseph, Missouri
April 7, 1995

                                                         NOTICE
                                                           OF
                                                     ANNUAL MEETING
                                                           OF
                                                      SHAREHOLDERS
                                                           AND
                                                     PROXY STATEMENT
[LOGO OF ST. JOSEPH
 LIGHT & POWER CO.]                      ---------------------------------------

                                                       ST. JOSEPH
                                                  LIGHT & POWER COMPANY

                                         ---------------------------------------

                                                 Wednesday, May 17, 1995
                                                        9:00 a.m.
others$work:[52056P.BC]1